ENERGY TRANSFER REPORTS THIRD QUARTER 2023 RESULTS
Dallas - November 1, 2023 - Energy Transfer LP (NYSE:ET) (“Energy Transfer” or the “Partnership”) today reported financial results for the quarter ended September 30, 2023.
Energy Transfer reported net income attributable to partners for the three months ended September 30, 2023 of $584 million. For the three months ended September 30, 2023, net income per common unit (basic) was $0.15 per unit.
Adjusted EBITDA for the three months ended September 30, 2023 was $3.54 billion compared to $3.09 billion for the three months ended September 30, 2022.
Distributable Cash Flow attributable to partners, as adjusted, for the three months ended September 30, 2023 was $1.99 billion compared to $1.58 billion for the three months ended September 30, 2022.
Growth capital expenditures in the third quarter of 2023 were $418 million while maintenance capital expenditures were $180 million.
Operational Highlights
•During the third quarter of 2023, Energy Transfer’s assets continued to reach new milestones, with volumes increasing across most segments compared to the same period last year.
•NGL fractionation volumes were up 9%, setting a new Partnership record.
•NGL transportation volumes were up 14%, setting a new Partnership record.
•NGL exports were up more than 20%, setting a new Partnership record.
•Midstream gathered volumes increased 4%.
•Intrastate natural gas transportation volumes were up 2%.
•Interstate natural gas transportation volumes were up 15%.
•Crude transportation and terminal volumes were up 23% and 15%, respectively, both of which also set new Partnership records.
•In August 2023, Energy Transfer placed into service its eighth fractionator at its Mount Belvieu, Texas facility, bringing the Partnership’s total fractionation capacity at Mont Belvieu to over 1.15 million barrels per day.
Strategic Highlights
•On August 16, 2023, the Partnership announced its entry into a definitive merger agreement to acquire Crestwood Equity Partners LP (“Crestwood”). Under the terms of the merger agreement, Crestwood’s common unitholders will receive 2.07 Energy Transfer common units for each Crestwood common unit. Crestwood owns gathering and processing assets located in the Williston, Delaware and Powder River basins. On October 30, 2023, a majority of Crestwood’s unitholders voted to approve the merger. The transaction is expected to close on November 3, 2023, subject to customary closing conditions.
Financial Highlights
•Energy Transfer now expects its full-year 2023 Adjusted EBITDA to range between $13.5 billion and $13.6 billion, including the consolidated operations of Crestwood in November and December 2023. The Partnership now expects its 2023 growth capital expenditures to be slightly below its previously announced guidance of $2.0 billion and maintenance capital expenditures to be between $740 million and $790 million, including Crestwood.
•In August 2023, Energy Transfer’s senior unsecured debt rating was upgraded by Standard and Poor’s to BBB with a Stable outlook.
•In October 2023, Energy Transfer announced a quarterly cash distribution of $0.3125 per common unit ($1.25 annualized) for the quarter ended September 30, 2023.

•As of September 30, 2023, the Partnership’s revolving credit facility had an aggregate $2.12 billion of available borrowing capacity. In October 2023, the Partnership used a portion of the proceeds from the sale of $4.00 billion aggregate principal amount of senior notes to repay borrowings on the revolving credit facility.
Energy Transfer benefits from a portfolio of assets with exceptional product and geographic diversity. The Partnership’s multiple segments generate high-quality, balanced earnings with no single segment contributing more than one-third of the Partnership’s consolidated Adjusted EBITDA for the three months ended September 30, 2023. The vast majority of the Partnership’s segment margins are fee-based and therefore have limited commodity price sensitivity.
Conference Call information:
The Partnership has scheduled a conference call for 3:30 p.m. Central Time/4:30 p.m. Eastern Time on Wednesday, November 1, 2023 to discuss its third quarter 2023 results and provide an update on the Partnership. The conference call will be broadcast live via an internet webcast, which can be accessed through www.energytransfer.com and will also be available for replay on the Partnership’s website for a limited time.
Energy Transfer LP (NYSE: ET) owns and operates one of the largest and most diversified portfolios of energy assets in the United States, with nearly 125,000 miles of pipeline and associated energy infrastructure. Energy Transfer’s strategic network spans 41 states with assets in all of the major U.S. production basins. Energy Transfer is a publicly traded limited partnership with core operations that include complementary natural gas midstream, intrastate and interstate transportation and storage assets; crude oil, natural gas liquids (“NGL”) and refined product transportation and terminalling assets; and NGL fractionation. Energy Transfer also owns Lake Charles LNG Company, as well as the general partner interests, the incentive distribution rights and approximately 34% of the outstanding common units of Sunoco LP (NYSE: SUN), and the general partner interests and approximately 47% of the outstanding common units of USA Compression Partners, LP (NYSE: USAC). For more information, visit the Energy Transfer LP website at www.energytransfer.com.
Sunoco LP (NYSE: SUN) is a master limited partnership with core operations that include the distribution of motor fuel to approximately 10,000 convenience stores, independent dealers, commercial customers, and distributors located in more than 40 U.S. states and territories, as well as refined product transportation and terminalling assets. For more information, visit the Sunoco LP website at www.sunocolp.com.
USA Compression Partners, LP (NYSE: USAC) is one of the nation’s largest independent providers of natural gas compression services in terms of total compression fleet horsepower. USAC partners with a broad customer base composed of producers, processors, gatherers and transporters of natural gas and crude oil. USAC focuses on providing midstream natural gas compression services to infrastructure applications primarily in high-volume gathering systems, processing facilities, and transportation applications. For more information, visit the USAC website at www.usacompression.com.
Forward-Looking Statements
This news release may include certain statements concerning expectations for the future that are forward-looking statements as defined by federal law. Such forward-looking statements are subject to a variety of known and unknown risks, uncertainties, and other factors that are difficult to predict and many of which are beyond management’s control. An extensive list of factors that can affect future results are discussed in the Partnership’s Annual Report on Form 10-K and other documents filed from time to time with the Securities and Exchange Commission. The Partnership undertakes no obligation to update or revise any forward-looking statement to reflect new information or events.
The information contained in this press release is available on our website at www.energytransfer.com.
Contacts
Energy Transfer
Investor Relations:
Bill Baerg, Brent Ratliff, Lyndsay Hannah, 214-981-0795
or
Media Relations:
Vicki Granado, 214-840-5820

ENERGY TRANSFER LP AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in millions)
(unaudited)

	September 30, 2023	December 31, 2022
ASSETS
Current assets	$13,423	$12,081

Property, plant and equipment, net	80,873	80,311

Investments in unconsolidated affiliates	2,993	2,893
Lease right-of-use assets, net	820	819
Non-current derivative assets	4	—
Other non-current assets, net	1,690	1,558
Intangible assets, net	5,204	5,415
Goodwill	2,564	2,566
Total assets	$107,571	$105,643
LIABILITIES AND EQUITY
Current liabilities (1)	$12,755	$10,368

Long-term debt, less current maturities	47,075	48,260
Non-current derivative liabilities	—	23
Non-current operating lease liabilities	775	798
Deferred income taxes	3,891	3,701
Other non-current liabilities	2,016	1,341

Commitments and contingencies
Redeemable noncontrolling interests	498	493

Equity:
Limited Partners:
Preferred Unitholders	6,083	6,051
Common Unitholders	27,014	26,960
General Partner	(2)	(2)
Accumulated other comprehensive income	29	16
Total partners’ capital	33,124	33,025
Noncontrolling interests	7,437	7,634
Total equity	40,561	40,659
Total liabilities and equity	$107,571	$105,643
(1)    As of September 30, 2023, current liabilities include $1.00 billion of senior notes issued by the Bakken Pipeline entities, which mature in April 2024. The Partnership’s proportional ownership in the Bakken Pipeline entities is 36.4%.

ENERGY TRANSFER LP AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars and units in millions, except per unit data)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
REVENUES	$20,739	$22,939	$58,054	$69,375
COSTS AND EXPENSES:
Cost of products sold	16,059	18,516	44,761	56,169
Operating expenses	1,105	973	3,224	2,982
Depreciation, depletion and amortization	1,107	1,030	3,227	3,104
Selling, general and administrative	234	361	700	802
Impairment losses and other	1	86	12	386
Total costs and expenses	18,506	20,966	51,924	63,443
OPERATING INCOME	2,233	1,973	6,130	5,932
OTHER INCOME (EXPENSE):
Interest expense, net of interest capitalized	(632)	(577)	(1,892)	(1,714)
Equity in earnings of unconsolidated affiliates	103	68	286	186
Gains on interest rate derivatives	32	60	47	303
Non-operating litigation-related loss	(625)	—	(625)	—
Other, net	13	(120)	37	(117)
INCOME BEFORE INCOME TAX EXPENSE	1,124	1,404	3,983	4,590
Income tax expense	77	82	256	159
NET INCOME	1,047	1,322	3,727	4,431
Less: Net income attributable to noncontrolling interests	451	304	1,080	793
Less: Net income attributable to redeemable noncontrolling interests	12	12	39	37
NET INCOME ATTRIBUTABLE TO PARTNERS	584	1,006	2,608	3,601
General Partner’s interest in net income	—	1	2	3
Preferred Unitholders’ interest in net income	118	106	340	317
Common Unitholders’ interest in net income	$466	$899	$2,266	$3,281
NET INCOME PER COMMON UNIT:
Basic	$0.15	$0.29	$0.73	$1.06
Diluted	$0.15	$0.29	$0.72	$1.06
WEIGHTED AVERAGE NUMBER OF UNITS OUTSTANDING:
Basic	3,144.0	3,087.6	3,122.3	3,085.6
Diluted	3,167.7	3,108.6	3,145.9	3,106.4

ENERGY TRANSFER LP AND SUBSIDIARIES
SUPPLEMENTAL INFORMATION
(Dollars and units in millions)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
Reconciliation of net income to Adjusted EBITDA and Distributable Cash Flow(a):
Net income	$1,047	$1,322	$3,727	$4,431
Interest expense, net of interest capitalized	632	577	1,892	1,714
Impairment losses and other	1	86	12	386
Income tax expense	77	82	256	159
Depreciation, depletion and amortization	1,107	1,030	3,227	3,104
Non-cash compensation expense	35	27	99	88
Gains on interest rate derivatives	(32)	(60)	(47)	(303)
Unrealized (gains) losses on commodity risk management activities	107	(76)	182	(130)
Inventory valuation adjustments (Sunoco LP)	(141)	40	(113)	(81)
Equity in earnings of unconsolidated affiliates	(103)	(68)	(286)	(186)
Adjusted EBITDA related to unconsolidated affiliates	182	147	514	409
Non-operating litigation-related loss(b)	625	—	625	—
Other, net	4	(19)	8	65
Adjusted EBITDA (consolidated)	3,541	3,088	10,096	9,656
Adjusted EBITDA related to unconsolidated affiliates	(182)	(147)	(514)	(409)
Distributable cash flow from unconsolidated affiliates	131	102	364	270
Interest expense, net of interest capitalized	(632)	(577)	(1,892)	(1,714)
Preferred unitholders’ distributions	(129)	(118)	(376)	(353)
Current income tax expense	(25)	(31)	(69)	(1)
Transaction-related income taxes(c)	—	—	—	(42)
Maintenance capital expenditures	(202)	(247)	(601)	(527)
Other, net	11	5	21	17
Distributable Cash Flow (consolidated)	2,513	2,075	7,029	6,897
Distributable Cash Flow attributable to Sunoco LP (100%)	(181)	(195)	(514)	(496)
Distributions from Sunoco LP	43	41	130	124
Distributable Cash Flow attributable to USAC (100%)	(71)	(55)	(201)	(161)
Distributions from USAC	25	25	73	73
Distributable Cash Flow attributable to noncontrolling interests in other non-wholly-owned consolidated subsidiaries	(345)	(315)	(983)	(926)
Distributable Cash Flow attributable to the partners of Energy Transfer	1,984	1,576	5,534	5,511
Transaction-related adjustments	2	5	14	26
Distributable Cash Flow attributable to the partners of Energy Transfer, as adjusted	$1,986	$1,581	$5,548	$5,537
Distributions to partners:
Limited Partners	$983	$818	$2,923	2,145
General Partner	1	1	3	2
Total distributions to be paid to partners	$984	$819	$2,926	$2,147
Common Units outstanding – end of period	3,145.1	3,088.0	3,145.1	3,088.0
(a)Adjusted EBITDA and Distributable Cash Flow are non-GAAP financial measures used by industry analysts, investors, lenders and rating agencies to assess the financial performance and the operating results of Energy Transfer’s fundamental business activities and should not be considered in isolation or as a substitute for net income, income from operations, cash flows from operating activities or other GAAP measures.
There are material limitations to using measures such as Adjusted EBITDA and Distributable Cash Flow, including the difficulty associated with using any such measure as the sole measure to compare the results of one company to another, and the inability to analyze certain significant items that directly affect a company’s net income or loss or cash flows. In addition, our calculations of

Adjusted EBITDA and Distributable Cash Flow may not be consistent with similarly titled measures of other companies and should be viewed in conjunction with measures that are computed in accordance with GAAP, such as operating income, net income and cash flow from operating activities.
Definition of Adjusted EBITDA
We define Adjusted EBITDA as total partnership earnings before interest, taxes, depreciation, depletion, amortization and other non-cash items, such as non-cash compensation expense, gains and losses on disposals of assets, the allowance for equity funds used during construction, unrealized gains and losses on commodity risk management activities, inventory valuation adjustments, non-cash impairment charges, losses on extinguishments of debt and other non-operating income or expense items, as well as certain non-recurring gains and losses. Inventory adjustments that are excluded from the calculation of Adjusted EBITDA represent only the changes in lower of cost or market reserves on inventory that is carried at last-in, first-out (“LIFO”). These amounts are unrealized valuation adjustments applied to Sunoco LP’s fuel volumes remaining in inventory at the end of the period.
Adjusted EBITDA reflects amounts for unconsolidated affiliates based on the same recognition and measurement methods used to record equity in earnings of unconsolidated affiliates. Adjusted EBITDA related to unconsolidated affiliates excludes the same items with respect to the unconsolidated affiliate as those excluded from the calculation of Adjusted EBITDA, such as interest, taxes, depreciation, depletion, amortization and other non-cash items. Although these amounts are excluded from Adjusted EBITDA related to unconsolidated affiliates, such exclusion should not be understood to imply that we have control over the operations and resulting revenues and expenses of such affiliates. We do not control our unconsolidated affiliates; therefore, we do not control the earnings or cash flows of such affiliates. The use of Adjusted EBITDA or Adjusted EBITDA related to unconsolidated affiliates as an analytical tool should be limited accordingly.
Adjusted EBITDA is used by management to determine our operating performance and, along with other financial and volumetric data, as internal measures for setting annual operating budgets, assessing financial performance of our numerous business locations, as a measure for evaluating targeted businesses for acquisition and as a measurement component of incentive compensation.
Definition of Distributable Cash Flow
We define Distributable Cash Flow as net income, adjusted for certain non-cash items, less distributions to preferred unitholders and maintenance capital expenditures. Non-cash items include depreciation, depletion and amortization, non-cash compensation expense, amortization included in interest expense, gains and losses on disposals of assets, the allowance for equity funds used during construction, unrealized gains and losses on commodity risk management activities, inventory valuation adjustments, non-cash impairment charges, losses on extinguishments of debt, and deferred income taxes. For unconsolidated affiliates, Distributable Cash Flow reflects the Partnership’s proportionate share of the investee’s distributable cash flow.
Distributable Cash Flow is used by management to evaluate our overall performance. Our partnership agreement requires us to distribute all available cash, and Distributable Cash Flow is calculated to evaluate our ability to fund distributions through cash generated by our operations.
On a consolidated basis, Distributable Cash Flow includes 100% of the Distributable Cash Flow of Energy Transfer’s consolidated subsidiaries. However, to the extent that noncontrolling interests exist among our subsidiaries, the Distributable Cash Flow generated by our subsidiaries may not be available to be distributed to our partners. In order to reflect the cash flows available for distributions to our partners, we have reported Distributable Cash Flow attributable to partners, which is calculated by adjusting Distributable Cash Flow (consolidated), as follows:
•For subsidiaries with publicly traded equity interests, Distributable Cash Flow (consolidated) includes 100% of Distributable Cash Flow attributable to such subsidiary, and Distributable Cash Flow attributable to our partners includes distributions to be received by the parent company with respect to the periods presented.
•For consolidated joint ventures or similar entities, where the noncontrolling interest is not publicly traded, Distributable Cash Flow (consolidated) includes 100% of Distributable Cash Flow attributable to such subsidiaries, but Distributable Cash Flow attributable to partners reflects only the amount of Distributable Cash Flow of such subsidiaries that is attributable to our ownership interest.
For Distributable Cash Flow attributable to partners, as adjusted, certain transaction-related adjustments and non-recurring expenses that are included in net income are excluded.
(b)Non-operating litigation-related loss recognized in the three and nine months ended September 30, 2023 represents the estimated contingent loss associated with a recent adverse ruling. This non-recurring, non-operating loss has been excluded from the Partnership’s calculation of Adjusted EBITDA.
(c)For the three months ended September 30, 2022, the amount reflected for transaction-related income taxes was related to an amended return from a previous transaction.

ENERGY TRANSFER LP AND SUBSIDIARIES
SUMMARY ANALYSIS OF QUARTERLY RESULTS BY SEGMENT
(Tabular dollar amounts in millions)
(unaudited)

	Three Months Ended September 30,
	2023	2022
Segment Adjusted EBITDA:
Intrastate transportation and storage	$244	$301
Interstate transportation and storage	491	409
Midstream	631	868
NGL and refined products transportation and services	1,076	634
Crude oil transportation and services	706	461
Investment in Sunoco LP	257	276
Investment in USAC	130	109
All other	6	30
Adjusted EBITDA (consolidated)	$3,541	$3,088
The following analysis of segment operating results includes a measure of segment margin. Segment margin is a non-GAAP financial measure and is presented herein to assist in the analysis of segment operating results and particularly to facilitate an understanding of the impacts that changes in sales revenues have on the segment performance measure of Segment Adjusted EBITDA. Segment margin is similar to the GAAP measure of gross margin, except that segment margin excludes charges for depreciation, depletion and amortization. Among the GAAP measures reported by the Partnership, the most directly comparable measure to segment margin is Segment Adjusted EBITDA; a reconciliation of segment margin to Segment Adjusted EBITDA is included in the following tables for each segment where segment margin is presented.
In addition, for certain segments, the following sections include information on the components of segment margin by sales type, which components are included in order to provide additional disaggregated information to facilitate the analysis of segment margin and Segment Adjusted EBITDA. For example, these components include transportation margin, storage margin and other margin. These components of segment margin are calculated consistent with the calculation of segment margin; therefore, these components also exclude charges for depreciation, depletion and amortization.

Intrastate Transportation and Storage

	Three Months Ended September 30,
	2023	2022
Natural gas transported (BBtu/d)	15,123	14,878
Revenues	$973	$2,383
Cost of products sold	664	1,994
Segment margin	309	389
Unrealized losses on commodity risk management activities	14	12
Operating expenses, excluding non-cash compensation expense	(71)	(93)
Selling, general and administrative expenses, excluding non-cash compensation expense	(13)	(12)
Adjusted EBITDA related to unconsolidated affiliates	6	5
Other	(1)	—
Segment Adjusted EBITDA	$244	$301
Transported volumes increased primarily due to increased utilization on our Texas intrastate assets.
Segment Adjusted EBITDA. For the three months ended September 30, 2023 compared to the same period last year, Segment Adjusted EBITDA related to our intrastate transportation and storage segment decreased due to the net impacts of the following:
•a decrease of $74 million in realized natural gas sales and other primarily due to lower pipeline optimization; and
•a decrease of $40 million in retained fuel revenues related to lower natural gas prices; partially offset by
•an increase of $28 million in storage margin primarily due to favorable storage optimization;
•a decrease of $22 million in operating expenses primarily due to a $21 million decrease in cost of fuel consumption from lower natural gas prices and a $2 million decrease due to lower utility pricing; and
•an increase of $9 million in transportation fees primarily due to new contracts on our Texas system and Haynesville assets.
Interstate Transportation and Storage

	Three Months Ended September 30,
	2023	2022
Natural gas transported (BBtu/d)	16,237	14,157
Natural gas sold (BBtu/d)	40	28
Revenues	$571	$549
Cost of products sold	2	3
Segment margin	569	546
Operating expenses, excluding non-cash compensation, amortization, accretion and other non-cash expenses	(178)	(219)
Selling, general and administrative expenses, excluding non-cash compensation, amortization and accretion expenses	(30)	(37)
Adjusted EBITDA related to unconsolidated affiliates	129	106
Other	1	13
Segment Adjusted EBITDA	$491	$409
Transported volumes increased primarily due to our Gulf Run system being placed in service in December 2022, as well as more capacity sold and higher utilization on our Transwestern, Rover, Panhandle and Trunkline systems due to increased demand.

Segment Adjusted EBITDA. For the three months ended September 30, 2023 compared to the same period last year, Segment Adjusted EBITDA related to our interstate transportation and storage segment increased due to the net impacts of the following:
•an increase of $23 million in segment margin primarily due to a $44 million increase resulting from our Gulf Run system being placed in service in December 2022, as well as a $28 million increase in transportation revenue from several of our interstate pipelines due to higher contracted volumes and higher interruptible utilization. These increases were partially offset by a $23 million decrease due to lower rates on our Panhandle system resulting from a FERC order in a rate case and a $27 million decrease primarily due to lower operational gas sales resulting from lower prices;
•a decrease of $41 million in operating expenses primarily due to a decrease from the revaluation of system gas;
•a decrease of $7 million in selling, general and administrative expenses primarily due to lower employee-related costs and professional fees; and
•an increase of $23 million in Adjusted EBITDA related to unconsolidated affiliates primarily due to an increase from our Midcontinent Express Pipeline joint venture due to capacity sold at higher rates; partially offset by
•a decrease of $12 million in other items primarily due to the recognition in the prior period of amounts related to a shipper bankruptcy.
Midstream

	Three Months Ended September 30,
	2023	2022
Gathered volumes (BBtu/d)	19,825	19,107
NGLs produced (MBbls/d)	869	814
Equity NGLs (MBbls/d)	42	43
Revenues	$2,777	$4,871
Cost of products sold	1,808	3,678
Segment margin	969	1,193
Operating expenses, excluding non-cash compensation expense	(294)	(275)
Selling, general and administrative expenses, excluding non-cash compensation expense	(50)	(55)
Adjusted EBITDA related to unconsolidated affiliates	5	5
Other	1	—
Segment Adjusted EBITDA	$631	$868
Gathered volumes and NGL production increased primarily due to increased producer activity in most regions.
Segment Adjusted EBITDA. For the three months ended September 30, 2023 compared to the same period last year, Segment Adjusted EBITDA related to our midstream segment decreased due to the net impacts of the following:
•a decrease of $224 million in non-fee-based margin due to lower natural gas prices of $157 million and lower NGL prices of $68 million; and
•an increase of $19 million in operating expenses due to a $9 million increase in employee costs, a $7 million increase in maintenance, repairs and projects, including trucking and compression needs coupled with pricing increases, and a $6 million increase in ad valorem taxes due to growth and acquisitions; partially offset by
•a decrease of $5 million in selling, general and administrative expenses primarily due to lower insurance costs.

NGL and Refined Products Transportation and Services

	Three Months Ended September 30,
	2023	2022
NGL transportation volumes (MBbls/d)	2,161	1,892
Refined products transportation volumes (MBbls/d)	551	543
NGL and refined products terminal volumes (MBbls/d)	1,475	1,287
NGL fractionation volumes (MBbls/d)	1,029	940
Revenues	$5,260	$6,075
Cost of products sold	4,034	5,044
Segment margin	1,226	1,031
Unrealized (gains) losses on commodity risk management activities	84	(126)
Operating expenses, excluding non-cash compensation expense	(235)	(265)
Selling, general and administrative expenses, excluding non-cash compensation expense	(33)	(33)
Adjusted EBITDA related to unconsolidated affiliates	34	27
Segment Adjusted EBITDA	$1,076	$634
NGL transportation and terminal volumes increased primarily due to higher volumes from the Permian region, on our Mariner East pipeline system and on our export pipelines into our Nederland Terminal.
The increase in transportation volumes and the commissioning of our eighth fractionator in August 2023 also led to higher fractionated volumes at our Mont Belvieu, Texas fractionation facility.
Segment Adjusted EBITDA. For the three months ended September 30, 2023 compared to the same period last year, Segment Adjusted EBITDA related to our NGL and refined products transportation and services segment increased due to the net impacts of the following:
•an increase of $233 million in marketing margin (excluding unrealized gains and losses on commodity risk management activities) primarily due to gains during the 2023 period from the optimization of hedged NGL and refined product inventories as compared to losses from this activity during the 2022 period. Marketing margin also benefited from intrasegment charges of $7 million which are fully offset within our transportation margin;
•an increase of $86 million in transportation margin primarily due to a $41 million increase resulting from higher y-grade throughput and contractual rate escalations on our Texas pipeline system, a $26 million increase resulting from higher throughput on our Mariner East pipeline system, a $15 million increase from higher exported volumes feeding into our Nederland Terminal, a $13 million increase from higher throughput and contractual rate escalations on our refined product pipelines and a $2 million increase from higher throughput on our Mariner West pipeline. These increases were partially offset by intrasegment charges of $7 million and $6 million which are fully offset within our marketing and fractionation margins, respectively;
•an increase of $56 million in terminal services margin primarily due to a $34 million increase from our Marcus Hook Terminal due to contractual rate escalations and higher throughput, an $18 million increase from higher export volumes loaded at our Nederland Terminal and a $3 million increase due to increased tank leases at our Eagle Point terminal;
•a decrease of $30 million in operating expenses primarily due to a decrease in gas and power utility costs;
•an increase of $24 million in fractionators and refinery services margin due to a $17 million increase resulting from higher volumes, a $6 million intrasegment charge which is fully offset in our transportation margin and a $2 million increase from a more favorable pricing environment impacting our refinery services business;
•an increase of $7 million in Adjusted EBITDA related to unconsolidated affiliates primarily due to higher volumes from certain joint venture pipelines; and
•an increase of $6 million in storage margin primarily due to a $10 million increase in fees generated from exported volumes. This increase was partially offset by a $3 million decrease from the timing of cavern withdrawals.

Crude Oil Transportation and Services

	Three Months Ended September 30,
	2023	2022
Crude transportation volumes (MBbls/d)	5,640	4,575
Crude terminal volumes (MBbls/d)	3,548	3,088
Revenues	$7,289	$6,416
Cost of products sold	6,392	5,627
Segment margin	897	789
Unrealized losses on commodity risk management activities	14	2
Operating expenses, excluding non-cash compensation expense	(183)	(176)
Selling, general and administrative expenses, excluding non-cash compensation expense	(29)	(155)
Adjusted EBITDA related to unconsolidated affiliates	6	1
Other	1	—
Segment Adjusted EBITDA	$706	$461
Crude transportation volumes were higher on our Texas pipeline system due to higher Permian crude oil production, higher gathered volumes and contributions from assets acquired in 2023. Volumes on our Bakken Pipeline were also higher, driven by continuing crude oil production growth in the Bakken. Volumes on our Bayou Bridge Pipeline were relatively consistent due to continuing strong Gulf Coast refinery demand. Crude terminal volumes were higher due to growth in Permian and Bakken volumes, stronger Gulf Coast refinery utilization and contributions from assets acquired in 2023.
Segment Adjusted EBITDA. For the three months ended September 30, 2023 compared to the same period last year, Segment Adjusted EBITDA related to our crude oil transportation and services segment increased primarily due to the net impacts of the following:
•an increase of $120 million in segment margin (excluding unrealized gains and losses on commodity risk management activities) primarily due to an $81 million increase from recently acquired assets, a $36 million increase from higher volumes on our Bakken Pipeline and a $33 million increase from higher volumes on our Texas crude pipeline system, partially offset by a $20 million decrease at our Gulf Coast terminals due to timing of oil gain sales in the prior period as well as a $9 million decrease from our crude oil acquisition and marketing business primarily due to lower refined product sales margins and higher affiliate fees paid due to higher volumes transported;
•a decrease of $126 million in selling, general and administrative expenses primarily due to a charge related to a legal matter in the prior period; and
•an increase of $5 million in Adjusted EBITDA related to unconsolidated affiliates due to assets acquired; partially offset by
•an increase of $7 million in operating expenses primarily due to a $21 million increase from assets acquired, partially offset by a $9 million decrease in ad valorem taxes.

Investment in Sunoco LP

	Three Months Ended September 30,
	2023	2022
Revenues	$6,320	$6,594
Cost of products sold	5,793	6,261
Segment margin	527	333
Unrealized (gains) losses on commodity risk management activities	(1)	23
Operating expenses, excluding non-cash compensation expense	(110)	(98)
Selling, general and administrative, excluding non-cash compensation expense	(28)	(29)
Adjusted EBITDA related to unconsolidated affiliates	2	2
Inventory fair value adjustments	(141)	40
Other, net	8	5
Segment Adjusted EBITDA	$257	$276
The Investment in Sunoco LP segment reflects the consolidated results of Sunoco LP.
Segment Adjusted EBITDA. For the three months ended September 30, 2023 compared to the same period last year, Segment Adjusted EBITDA related to our investment in Sunoco LP segment decreased primarily due to the net impacts of the following:
•a decrease in the profit on motor fuel sales of $22 million primarily due to a 7% decrease in profit per gallon sold, partially offset by an increase in gallons sold; and
•an increase in operating costs of $11 million, including other operating expense, general and administrative expense and lease expense, primarily due to higher costs as a result of acquisitions of refined product terminals and the transmix processing and terminal facility; partially offset by
•an increase in non-motor fuel sales and lease profit of $12 million primarily due to increased throughput and storage margin from recent acquisitions and increased rental income.
Investment in USAC

	Three Months Ended September 30,
	2023	2022
Revenues	$217	$179
Cost of products sold	35	28
Segment margin	182	151
Operating expenses, excluding non-cash compensation expense	(39)	(31)
Selling, general and administrative expenses, excluding non-cash compensation expense	(13)	(11)
Segment Adjusted EBITDA	$130	$109
The Investment in USAC segment reflects the consolidated results of USAC.
Segment Adjusted EBITDA. For the three months ended September 30, 2023 compared to the same period last year, Segment Adjusted EBITDA related to our investment in USAC segment increased primarily due to the net impacts of the following:
•an increase of $31 million in segment margin primarily due to higher revenue-generating horsepower as a result of increased demand for compression services, higher market-based rates on newly deployed and redeployed compression units and higher average rates on existing customer contracts; partially offset by
•an increase of $8 million in operating expenses primarily due to higher employee costs associated with increased revenue-generating horsepower as well as higher parts and service costs.

All Other

	Three Months Ended September 30,
	2023	2022
Revenues	$444	$1,084
Cost of products sold	457	1,052
Segment margin	(13)	32
Unrealized (gains) losses on commodity risk management activities	(4)	13
Operating expenses, excluding non-cash compensation expense	(8)	(17)
Selling, general and administrative expenses, excluding non-cash compensation expense	(13)	(11)
Adjusted EBITDA related to unconsolidated affiliates	2	2
Other and eliminations	42	11
Segment Adjusted EBITDA	$6	$30
For the three months ended September 30, 2023 compared to the same period last year, Segment Adjusted EBITDA related to our all other segment decreased primarily due to the net impacts of the following:
•a decrease of $11 million due to the sale of Energy Transfer Canada in 2022;
•a decrease of $10 million due to less favorable power trading market conditions; and
•a decrease of $7 million from our dual drive compression business due to lower gas prices and increased competition; partially offset by
• an increase of $5 million due to higher margin from sales in our compressor business.

ENERGY TRANSFER LP AND SUBSIDIARIES
SUPPLEMENTAL INFORMATION ON LIQUIDITY
(Dollars in millions)
(unaudited)
The table below provides information on our revolving credit facility. We also have consolidated subsidiaries with revolving credit facilities which are not included in this table.

	Facility Size	Funds Available at September 30, 2023	Maturity Date
Five-Year Revolving Credit Facility	$5,000	$2,121	April 11, 2027
In October 2023, we repaid borrowings on our revolving credit facility with proceeds from the sale of senior notes, as discussed in “Financial Highlights” above.

ENERGY TRANSFER LP AND SUBSIDIARIES
SUPPLEMENTAL INFORMATION ON UNCONSOLIDATED AFFILIATES
(Dollars in millions)
(unaudited)
The table below provides information on an aggregated basis for our unconsolidated affiliates, which are accounted for as equity method investments in the Partnership’s financial statements for the periods presented.

	Three Months Ended September 30,
	2023	2022
Equity in earnings (losses) of unconsolidated affiliates:
Citrus	$39	$36
MEP	21	(1)
White Cliffs	2	—
Explorer	10	8
Other	31	25
Total equity in earnings of unconsolidated affiliates	$103	$68

Adjusted EBITDA related to unconsolidated affiliates:
Citrus	$86	$86
MEP	30	8
White Cliffs	7	5
Explorer	16	12
Other	43	36
Total Adjusted EBITDA related to unconsolidated affiliates	$182	$147

Distributions received from unconsolidated affiliates:
Citrus	$53	$52
MEP	25	4
White Cliffs	7	5
Explorer	10	6
Other	27	27
Total distributions received from unconsolidated affiliates	$122	$94

ENERGY TRANSFER LP AND SUBSIDIARIES
SUPPLEMENTAL INFORMATION ON NON-WHOLLY-OWNED JOINT VENTURE SUBSIDIARIES
(Dollars in millions)
(unaudited)
The table below provides information on an aggregated basis for our non-wholly-owned joint venture subsidiaries, which are reflected on a consolidated basis in our financial statements. The table below excludes Sunoco LP and USAC, which are non-wholly-owned subsidiaries that are publicly traded.

	Three Months Ended September 30,
	2023	2022
Adjusted EBITDA of non-wholly-owned subsidiaries (100%) (a)	$679	$622
Our proportionate share of Adjusted EBITDA of non-wholly-owned subsidiaries (b)	326	297

Distributable Cash Flow of non-wholly-owned subsidiaries (100%) (c)	$653	$593
Our proportionate share of Distributable Cash Flow of non-wholly-owned subsidiaries (d)	308	278
Below is our ownership percentage of certain non-wholly-owned subsidiaries:

Non-wholly-owned subsidiary:	Energy Transfer Percentage Ownership (e)
Bakken Pipeline	36.4%
Bayou Bridge	60.0%
Maurepas	51.0%
Ohio River System	75.0%
Permian Express Partners	87.7%
Red Bluff Express	70.0%
Rover	32.6%
Others	various
(a)Adjusted EBITDA of non-wholly-owned subsidiaries reflects the total Adjusted EBITDA of our non-wholly-owned subsidiaries on an aggregated basis. This is the amount included in our consolidated non-GAAP measure of Adjusted EBITDA.
(b)Our proportionate share of Adjusted EBITDA of non-wholly-owned subsidiaries reflects the amount of Adjusted EBITDA of such subsidiaries (on an aggregated basis) that is attributable to our ownership interest.
(c)Distributable Cash Flow of non-wholly-owned subsidiaries reflects the total Distributable Cash Flow of our non-wholly-owned subsidiaries on an aggregated basis.
(d)Our proportionate share of Distributable Cash Flow of non-wholly-owned subsidiaries reflects the amount of Distributable Cash Flow of such subsidiaries (on an aggregated basis) that is attributable to our ownership interest. This is the amount included in our consolidated non-GAAP measure of Distributable Cash Flow attributable to the partners of Energy Transfer.
(e)Our ownership reflects the total economic interest held by us and our subsidiaries. In some cases, this percentage comprises ownership interests held in (or by) multiple entities. In addition to the ownership reflected in the table above, the Partnership also owned a 51% interest in Energy Transfer Canada until August 2022.